EXHIBIT 5.1

OPINION OF COUNSEL REGARDING LEGALITY

Kummer Kaempfer Bonner & Renshaw
ATTORNEYS AT LAW
3800 Howard Hughes Parkway
Seventh Floor
Las Vegas, Nevada 89109-0907

August 13, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Re: Registration and Issuance of Common Stock by Blagman Media International, Inc.

Ladies and Gentlemen:

     We have acted as special Nevada counsel to Blagman Media International, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-8, dated August      , 2002 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to an additional 11,100,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), to be issued pursuant to the Company’s 2002 Employee Stock Compensation Plan (the “Plan”).

     In connection with this representation, we have examined and relied upon such records and documents as we have deemed necessary as a basis for the opinions expressed below, including the following documents: (a) the Certificate of the Secretary of the Company dated July 30, 2002, (b) the articles of incorporation, as amended, (c) the bylaws, as amended, and (d) written consents of the directors. In such examination, we have assumed, without undertaking to verify the same by independent investigation, (i) as to questions of fact, the accuracy of all representations and certifications of all persons in documents examined by us, (ii) the genuineness of all signatures, (iii) the duly authorized execution and delivery of all documents on behalf of all persons, (iv) the authenticity of all documents submitted to me as originals, (v) the conformity to originals of all documents submitted to us as copies, and (vii) the accuracy of all official records. We also have relied, as to certain matters of fact, upon representations made to us by officers and agents of the Company.

     Based upon and subject to the foregoing, we are of the opinion that:

(1)	The Company is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power to own its properties and carry on its businesses as now being conducted.

(2)	The Shares will be, when issued in accordance with terms and conditions described in the Company’s Registration Statement (which contains the relevant Prospectus) and the Plan, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kummer Kaempfer Bonner & Renshaw Kummer Kaempfer Bonner & Renshaw